Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 25, 2015, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Cogentix Medical, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2015.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Cogentix Medical, Inc. on Forms S-8 (File No. 333-203135, File No. 333-170357, File No. 333-72547, File No. 333-48654, File No. 333-148721 and File No. 333-154150.

/s/ Grant Thornton LLP

Minneapolis, Minnesota
June 25, 2015